Exhibit 99.01

H/Cell Energy Announces $3 Million Equity Investment Commitment

Dallas, TX, July 15, 2019 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen and fuel cell technology, announced that it has entered into an equity purchase agreement with GHS Investments LLC (“GHS”) that will provide HCCC access to capital over a 24 month period.

Under the terms of the agreement, HCCC, at its option, can deliver put notices requiring GHS to purchase a certain number of HCCC shares. The purchase price of the shares will be calculated at 80% of the lowest sales price for the 10 consecutive trading days preceding the put date. The complete terms and conditions of the equity investment can be found in a current report filing of Form 8-K that HCCC has filed with the SEC.

Andrew Hidalgo, CEO of HCCC, commented, “We are very pleased to come to terms with GHS. We have reviewed many proposals for equity investments over the last year, most of which were unsuitable. However, we found GHS to be professional, competent and flexible in constructing an equity investment arrangement that we believe is beneficial to our shareholders. We intend to use any proceeds for growth initiatives as we continue to focus on building shareholder value.”

Matthew Schissler, Managing Partner of GHS, commented, “HCCC is an attractive investment for GHS as it has a skilled and experienced management team that is generating revenue in just three full years of operation. We see the quality and business potential that HCCC brings forth and its commitment to building shareholder value. We are looking forward to our investment and excited to be working with HCCC.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

H/Cell Energy Corporation

Investor Relations

3010 LBJ Freeway, Suite 1200

Dallas, TX 75234

972-888-6009 USA